CAREMATRIX CORPORATION

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

      CareMatrix Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify the following:

1. That the Board of Directors of the Company, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Company's Certificate of Incorporation:

            RESOLVED: That it is in the best interest of the Company and its shareholders to amend Section I of Article Fifth of the Company's Restated Certificate of Incorporation to add the following Paragraph 4:

                  "4. Effective as of 5:00 p.m., Eastern time, on the date of filing with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Restated Certificate of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-eighteen without any further action on the part of the holders thereof or the Corporation. No fractional shares shall be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively."

2. That at the Company's annual meeting of stockholders held on September 18, 2000 and pursuant to notice duly given and in accordance with the provisions of Section 222 of the Delaware General Corporation Law, as amended, the holders of a majority of the outstanding shares of the Company's Common Stock voted in favor of said amendment.

3.    That said amendment was duly adopted in accordance with the provision of
      Section 242 of the Delaware General Corporation Law, as amended.

4. That this Certificate of Amendment of the Certificate of Incorporation of the Company shall be effective immediately upon filing.

      IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Michael J. Bohnen, its Assistant Secretary, this 18th day of September 2000.

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                                    CAREMATRIX CORPORATION


                                    By /s/ Michael J. Bohnen
                                       ---------------------
                                          Michael J. Bohnen,
                                          Assistant Secretary